SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

Feris International, Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

FERIS INTERNATIONAL, INC.
8439 Sunset Boulevard, 2nd Flr.
Hollywood, CA 90069

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESFIIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN APPROVED BY OUR SHAREHOLDERS. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

This Information Statement is being furnished to the shareholders of record of Feris International, Inc. (“FII,” “we” or the “Company”) as of April 30, 2008 (the “Record Date”) to advise them that the Board of Directors and majority shareholders of the Company have approved two amendments (the “Amendments”) to our Articles of Incorporation. The Amendments, when filed with the Nevada Secretary of State, will: (i) change the name of this company to “Stratus Media Group, Inc.”; and (ii) create a class of preferred stock (the “Preferred Stock”) with 5,000,000 shares of Preferred Stock authorized for issuance. Shareholder approval was by written consent of two shareholders who own 33,660,000 shares of the voting power, representing approximately 61% of the outstanding voting power as of the Record Date. This Information Statement is being mailed on or about May 8, 2008.

A copy of the Certificate of Amendment containing the Amendments is attached to this Information Statement as Appendix A.

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the Amendments may not be effected until at least 20 calendar days after this Information Statement is sent or given to our shareholders. We anticipate that the Amendment will be filed promptly following the 20th day after this Information Statement is first sent to our shareholders. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

Background

On or about March 10, 2008, pursuant to an Agreement and Plan of Merger dated as of August 20, 2007 (the “Merger Agreement”) by and among the Company, Feris Merger Sub, Inc. and Patty Linson, on the one hand; and Pro Sports & Entertainment, Inc. (“PSEI”), on the other hand, the Company issued 49,500,000 shares of its common stock in exchange (the “Exchange”) for all of the issued and outstanding shares of PSEI. Pursuant to the terms of the Share Exchange Agreement, there are 55,000,000 shares of common stock issued and outstanding after giving effect to the Exchange. As a result of the Merger, PSEI became a wholly owned subsidiary of the Company. After the Merger, the sole business of the Company is being operated through PSEI.

PSEI, located in Los Angeles, was formed as a California corporation in November 1998. PSEI is a development stage company that owns or is targeting the acquisition of live entertainment companies in the following areas (“Strategic Verticals”): Action Sports, Auto Shows, College Sports, Concerts & Music Festivals, Food Entertainment, Diversified Media Marketing, Motor Sports, Running Events, Trade Shows & Expos, and Talent Management. In addition, the Company has acquired the Stratus Rewards Visa White Card marketing and redemption platform which provides benefits to its cardholders for use of the card in the form of luxury trips, private jet travel, luxury automobiles, high end merchandise and other rewards for specified levels of use. Assuming PSEI is able to raise appropriate capital, PSEI intends to operate its current portfolio of live entertainment events, activate certain existing properties, operate Stratus Rewards and acquire and aggregate a global platform of live entertainment events.

The business plan of PSEI is to own and operate 100% of all event revenue rights and derive its revenue primarily from ticket /admission sales, corporate sponsorship, television, print, radio, on-line and broadcast rights fees, merchandising, and hospitality activities. With additional funding, the objective of management is to build a profitable business by implementing an aggressive acquisition growth plan to acquire quality companies, build corporate infrastructure, and increase organic growth. The plan is to leverage operational efficiencies across an expanded portfolio of events to reduce costs and increase revenues. The Company intends to promote the Stratus Rewards card and its events together, obtaining maximum cross marketing benefit among card members, corporate sponsors and PSEI events.

Vote Required

As discussed in further detail below, the Amendments required the approval of shareholders holding a majority of the outstanding votes. As of the Record Date, we had only one class of voting securities outstanding, consisting of Common Stock. The holders of the Common Stock are entitled to one vote for each share of Common Stock.

Meeting Not Required

Under Section 78.390 of the Nevada Revised Statutes (the “Nevada Law”), an amendment to our Articles of Incorporation must be proposed by resolution of the Board of Directors and be approved of by shareholders holding shares entitling them to exercise at least a majority of the voting power of the company. Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation’s articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain, the written consent of shareholders holding approximately 61% of shares outstanding which exceeds the requisite number of votes that would be necessary to authorize or take such action. Our Bylaws, as amended, also permits action to be taken by the written consent of the shareholders holding not less than at least a majority of the voting power of the company.

Dissenters Rights of Appraisal

There are no dissenter’s rights of appraisal applicable to this action to adopt the Amendments.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth certain information, as of March 10, 2008 with respect to the beneficial ownership of the Company’s outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the named executive officers, directors and director nominees; and (iii) our directors, director nominees and named executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (2)
Paul Feller	24,255,000	44%

Ralph Feller	9,405,000	17%

John Moynahan (1)	1,485,000	2.7%

Bradley Birkenfeld	495,000.9%

All officers and directors as a group (3 persons)	26,235,000	47.7%
________________

* Less than one percent.

(1)	CFO working as a consultant pending the completion of an Employment Agreement and approval of the Board of Directors.

(2)
Beneficial ownership percentages gives effect to the completion of the Exchange, and are calculated based on shares of common stock issued and outstanding (55,000,000). Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. The number of shares beneficially owned by a person includes shares of common stock underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 11, 2008. The shares issuable pursuant to the exercise of those options or warrants are deemed outstanding for computing the percentage ownership of the person holding those options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite that person’s name, subject to community property laws, where applicable, unless otherwise noted in the applicable footnote.

AMENDMENTS OF THE ARTICLES OF INCORPORATION

The Amendments will: (i) , change our name to “Stratus Media Group, Inc.”; and (ii) change our capital structure to add a class of Preferred Stock with 5,000,000 shares authorized.

To become effective, the Amendments must be filed with the Nevada Secretary of State. We intend to file the Amendments as soon as reasonably practicable following the 20th day following the mailing of this Information Statement to our shareholders. The following summarizes the Amendments.

Name Change

As a result of the Merger, our only business is the business presently conducted by PSEI. As described above, one of the principal businesses of PSEI is currently operated under the name “Stratus Entertainment Inc.” Management believes that the name “Stratus Media Group Inc.” reflects the broad scope of the Company’s new business plan.

The Amendment will change our name to “Stratus Media Group, Inc.” The voting and other rights that accompany our securities will not be affected by the change in our name. Our ticker (trading) symbol, which is currently “FSIT.PK” and the CUSIP number of our stock will both change as a result of the name change. After the name change, shareholders will be permitted to, but need not, exchange their certificates to reflect the change in corporate name. However, the existing certificate will continue to represent shares of our Common Stock as if the corporate name had not changed. Our transfer agent will issue stock certificates with the new company name as stock certificates are sent in upon transfers of shares by existing shareholders. The transfer agent for the common stock is Whitney D. Lund, Standard Transfer & Trust Co., Inc., 2980 S. Rainbow Blvd., Ste 220H, Las Vegas, NV 89146, telephone 702-212-3493.

Creation of Preferred Stock

Our Articles of Incorporation do not currently authorize a class of Preferred Stock. However, we believe that for us to successfully execute our business strategy, we will need to raise investment capital. While we intend to raise additional capital through the issuance of Common Stock, it may be preferable or necessary to issue preferred stock to investors. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation and/or other rights in preference over the Common Stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for the company, or as may be required by the capital markets, the Amendment will create 5,000,000 authorized shares of “blank check” preferred stock for us to issue.

Since we do not know what the terms of any future series of preferred stock would be, the Amendment to our Articles of Incorporation, attached as Appendix A to this information statement, authorizes the issuance of “blank check” preferred stock. The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by the shareholders, and the terms, rights and features of which are determined by the board of directors upon issuance. The authorization of such blank check preferred stock would permit our board of directors to authorize and issue preferred stock from time to time in one or more series. The Amendment will provide us with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to our Common Stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose.

Subject to the limitations prescribed by law, the board of directors would be expressly authorized, at its discretion, to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

Vote Obtained

The number of outstanding shares of voting power Common Stock is 55,000,000. The following individuals owning the number of shares set forth opposite their names, consented in writing to the Amendment:

Paul Feller	24,255,000
Ralph Feller	9,405,000

Total	33,660,000

Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation’s articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company. Our Bylaws requires the same proportion of votes. Accordingly, the Amendment was duly approved and no further votes will be needed.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information, including current reports on Form 8-K and annual and quarterly reports on Form 10-KSB and Form 10-QSB, with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

By Order of the Board of Directors

/s/ Paul Feller
Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
FOR NEVADA PROFIT CORPORATIONS
(PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation: Feris International, Inc.

2. The articles have been amended as follows:

ARTICLE I

The name of corporation is Stratus Media Group, Inc.

ARTICLE III

Section 3.1 Authorized Shares. This corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock.” The number of shares of Common Stock authorized to be issued is 200,000,000 with a par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is 5,000,000 with a par value of $.001 per share.

Section 3.2 Authority of Board of Directors with Respect to Preferred Stock. The Board of Directors of the corporation is authorized to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 33,660,000 of 55,000,000 shares outstanding (61%).

4. Effective date of filing (optional): ___________________________________

5. Officer Signature (required): ___________________________________

A-1